Corporate Office
7700 France Avenue S #275
Edina, MN 55435
Phone: 952.893.3200
Fax: 952.893.0704
www.uhs.com

CONTACT:	Bethany A. Oliver Director of Marketing & Communications Universal Hospital Services, Inc. (952) 893-3288

UNIVERSAL HOSPITAL SERVICES, INC. ANNOUCES 2004 FOURTH QUARTER AND FULL
YEAR RESULTS

Edina, Minn. — (BUSINESS WIRE)— March 21, 2005 – Universal Hospital Services, Inc., the leader in medical equipment lifecycle services, today announced financial results for the fourth quarter and year ended December 31, 2004.

Total revenues were $51.7 million for the fourth quarter of 2004, representing a $7.1 million or 16% increase from total revenues of $44.6 million for the same period of 2003. For the year, total revenues increased 17% over the same period in 2003 (from $171.0 million to $199.6 million).

Gross margin for the fourth quarter of 2004 totaled $22.0 million, representing a $2.9 million or 15% increase from total gross margin of $19.1 million for the same period of 2003. For the year, total gross margin increased 13% over the same period in 2003 (from $75.6 million to $85.8 million).

Net loss for the quarter was $3.3 million, compared to net loss of $24.5 million for the same quarter last year. The net loss for the year of 2004 is $3.6 million, compared to net loss of $19.5 million last year. The change from last year is due primarily to the absence of $27.7 million of financing and reorganization charges related to our recapitalization in fourth quarter 2003, partially offset by increased interest expense also related to the recapitalization.

Earnings before interest, taxes, depreciation and amortization (EBITDA*) before management and board fees for the year of 2004 were $69.2 million versus $64.5 million (excluding financing and reorganization charges) for the prior year, a $4.7 million or 7% increase. Included in the 2004 results are $0.8 million of staffing related charges in the fourth quarter, substantially related to acceleration of our sales and customer service realignment. A reconciliation of EBITDA (before management/board fees and financing and reorganization costs) to operating cash flows is included on the attached Statements of Cash Flows.

“We are pleased with our performance during 2004 as we have continued to demonstrate solid growth in a year with flat to down hospital census growth. We are making excellent progress in transitioning UHS from its historical focus on supplemental rental to its future as a medical equipment lifecycle services company.” said President and CEO Gary Blackford. “Our growth in 2004 was broad based across each of our business units, including our legacy supplemental outsourcing business, our resident-based programs and our less capital intensive businesses of biomedical services and equipment sales and remarketing.”

UHS will hold its quarterly conference call to discuss 2004 fourth quarter and full year results on Monday, March 21, 2005, at 11:00 a.m. Eastern Standard Time (10:00 a.m. Central Standard Time).

Corporate Office
7700 France Avenue S #275
Edina, MN 55435
Phone: 952.893.3200
Fax: 952.893.0704
www.uhs.com

To participate, call (800) 310-1961 and indicate you would like to join in the UHS Fourth Quarter Results call with Gary Blackford as the leader, or reference conference ID # 5524963. A taped replay of this call will be available from 12:00 p.m. Eastern Time on March 21 through 12:00 a.m. on March 28 by calling (888) 203-1112, confirmation #5524963.

This call is being webcast by CCBN and can be accessed at the Universal Hospital Services, Inc. web site at www.uhs.com. Click on “Financials” and then on “Webcasts”. UHS will also use a slide presentation to facilitate the conference call discussion. A copy of the presentation will be available via the company’s website in the “Financials” section.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Universal Hospital Services, Inc.

Based in Edina, Minnesota, Universal Hospital Services, Inc. is a leading medical equipment lifecycle services company. UHS offers comprehensive solutions that maximize utilization, increase productivity and support optimal patient care resulting in capital and operational efficiencies. UHS currently operates through more than 70 offices, serving customers in all 50 states and the District of Columbia.

Universal Hospital Services, Inc.
7700 France Avenue S #275
Edina, MN 55435
952-893-3200
www.uhs.com

* * * * * * * * * * **

* EBITDA Reconciliation. EBITDA (before management/board fees and financing and reorganization costs) and EBITDA are not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of performance, and is not representative of funds available for discretionary use due to the Company’s financing obligations. EBITDA, as defined by the Company, may not be calculated consistently among other companies applying similar reporting measures. EBITDA is included because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies and is an integral part of the Company’s debt covenant calculations, and EBITDA before management and board fees is included because the company’s financial guidance and certain compensation plans are based upon this measure. Management believes that EBITDA provides an important perspective on the Company’s ability to service its long-term obligations, the Company’s ability to fund continuing growth, and the Company’s ability to continue as a going concern. A reconciliation of EBITDA (before management/board fees and financing and reorganization costs) and EBITDA to operating cash flows is included on the attached Statements of Cash Flows.

Corporate Office
7700 France Avenue S #275
Edina, MN 55435
Phone: 952.893.3200
Fax: 952.893.0704
www.uhs.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc. believes statements in this presentation looking forward in time involve risks and uncertainties. The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: UHS’ history of net losses and substantial interest expense; UHS’ need for substantial cash to operate and expand its business as planned; UHS’ substantial outstanding debt and debt service obligations; restrictions imposed by the terms of UHS’ debt; a decrease in the number of patients our customers are serving; UHS’ ability to effect change in the manner in which healthcare providers traditionally procure medical equipment; the absence of long-term commitments with customers; UHS’ ability to renew contracts with group purchasing organizations and integrated delivery networks; changes in reimbursement rates and policies by third-party payors; the impact of health care reform initiatives; the impact of significant regulation of the health care industry and the need to comply with those regulations; difficulties or delays in our continued expansion into certain of our businesses/geographic markets and developments of new businesses/geographic markets; and additional credit risks in increasing business with home care providers and nursing homes. These and other risk factors are detailed in UHS’ Annual Report on Form 10K/A for the year ended December 31, 2003, filed with Securities and Exchange Commission.

UHS 4th Quarter 2004
18-Mar-05

UNIVERSAL HOSPITAL SERVICES, INC.
BALANCE SHEETS
(dollars in thousands except share and per share information)

ASSETS

	December 31, 2004	December 31, 2003
	(unaudited)
Current assets:

Accounts receivable, less allowance for doubtful accounts of $1,500 and
$1,750 at December 31, 2004 and December 31, 2003, respectively	$40,644	$33,943
Inventories	5,229	3,441
Deferred income taxes	2,449	2,205
Other current assets	3,458	1,961

Total current assets	51,780	41,550

Property and equipment, net:

Movable medical equipment, net	125,987	122,931
Property and office equipment, net	10,042	6,784

Total property and equipment, net	136,029	129,715

Intangible assets:

Goodwill	37,062	36,348
Other, primarily deferred financing costs, net	10,471	11,423
Other intangibles, net	11,065	1,183

Total assets	$246,407	$220,219

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY

Current liabilities:

Current portion of long-term debt	$328	$284
Accounts payable	13,406	13,775
Accrued compensation and pension	9,276	7,699
Accrued interest	4,615	5,600
Other accrued expenses	1,594	1,840
Deferred revenues	1,000	170
Book overdrafts	4,691	3,891

Total current liabilities	34,910	33,259

Long-term debt, less current portion	296,974	270,798
Deferred compensation and pension	3,706	3,860
Deferred income taxes	3,937	2,205

Shareholders’ deficiency:

Common stock, $0.01 par value; 500,000,000 shares authorized,
123,430,613 and 122,768,962 shares issued and outstanding at
December 31, 2004 and December 31, 2003, respectively	1,234	1,228
Additional paid-in capital	698	—
Deferred compensation	(62)	—
Accumulated deficit	(92,010)	(88,375)
Accumulated other comprehensive loss	(2,980)	(2,756)

Total shareholders’ deficiency	(93,120)	(89,903)

Total liabilities and shareholders’ deficiency	$246,407	$220,219

UHS 4th Quarter 2004
18-Mar-05

Universal Hospital Services, Inc.
Statements of Income
(dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2004	2003	2004	2003
	(unaudited)		(unaudited)
Medical equipment outsourcing	$39,554	$36,292	$156,490	$140,232
Medical equipment sales, remarketing and disposables, and other	4,795	4,408	17,619	16,110
Technical and professional services	7,356	3,920	25,491	14,663

Total revenues	51,706	44,620	199,600	171,005
Costs of medical equipment outsourcing, sales and service	29,686	25,538	113,783	95,398

Gross margin	22,020	19,082	85,817	75,607
Selling, general and administrative	16,361	26,163	57,713	61,342

Operating income	5,659	(7,081)	28,104	14,265
Interest expense	8,026	7,211	30,509	20,244
Loss on early retirement of debt	—	13,272	—	13,272

Loss before income taxes	(2,367)	(27,564)	(2,404)	(19,251)
Provision (benefit) for income taxes	963	(3,061)	1,188	275

Net loss	$(3,330)	$(24,503)	$(3,592)	$(19,526)

Additional information
EBITDA	$16,908	$(11,419)	$68,458	$36,525
EBITDA as a percentage of total revenues	32.7%	-25.6%	34.3%	21.4%
Movable medical equipment (approximate number of units at end of period)			150,000	144,000
Offices (at end of period)			75	69
Number of hospital outsourcing customers (at end of period)			3,100	2,900
Number of total outsourcing customers (at end of period)			6,250	5,950
Movable medical equipment depreciation expense	$9,094	$8,196	$36,003	$32,147

UHS 4th Quarter 2004
18-Mar-05

	Percent of Total Revenues				Percent Increase (Decrease)
	Three Months Ended December 31,		Twelve Months Ended December 31,		Qtr 4 2004 Over Qtr 4 2003	Twelve Months 2004 Over Twelve Months 2003
	2004	2003	2004	2003

	(unaudited)		(unaudited)		(unaudited)
Medical equipment outsourcing	76.5%	81.3%	78.4%	82.0%	9.0%	11.6%
Medical equipment sales, remarketing and disposables, and other	9.3	9.9	8.8	9.400	8.8	9.4
Technical and professional services	14.2	8.8	12.8	8.600	8.7	73.8

Total revenues	100.0	100.0	100.0	100.0	15.9	16.7
Costs of medical equipment outsourcing, sales and service	57.4	57.2	57.0	55.800	16.2	19.3

Gross margin	42.6	42.8	43.0	44.200	15.4	13.5
Selling, general and administrative	31.6	58.600	28.9	35.900	(37.5)	(5.9)

Operating income	10.9	(15.9)	14.1	8.300	(179.9)	97.0
Interest expense	15.5	16.2	15.3	11.800	11.3	50.7
Loss on early retirement of debt	—	29.7	—	7.800	(100.0)	(100.0)

Loss income before income taxes	(4.6)	(61.8)	(1.2)	(11.300)	(91.4)	(87.5)
Provision (benefit) for income taxes	1.9	(6.9)	0.6	0.200	(131.5)	332.0

Net loss	-6.4%	-54.9%	(1.8%)	-11.4%	86.4%	81.6%

UHS 4th Quarter 2004
18-Mar-05

Universal Hospital Services, Inc.
Statements of Cash Flows
(dollars in thousands)

	Twelve Months Ended December 31,

	2004	2003
	(unaudited)
Cash flows from operating activities:
Net loss	$(3,592)	$(19,526)
Adjustments to reconcile net loss to net
cash provided by operating activities:
Depreciation	39,217	34,400
Amortization of intangibles	1,136	1,131
Accretion of bond discount	—	415
Provision for doubtful accounts	984	762
Non-cash stock-based compensation expense	—	170
(Gain) loss on sales/disposal of equipment	(892)	181
Deferred income taxes	1,488	5,877
Changes in operating assets and liabilities, net of impact of acquisition:
Accounts receivable	(5,416)	(4,799)
Inventories and other operating assets	(2,376)	(754)
Accounts payable and accrued expenses	7,423	(1,900)

Net cash provided by operating activities	37,972	15,957

Cash flows from investing activities:
Movable medical equipment purchases	(47,117)	(33,715)
Property and office equipment purchases	(6,102)	(3,306)
Proceeds from disposition of movable medical equipment	3,174	2,331
Acquisitions	(15,104)	(1,875)
Other	—	(204)

Net cash used in investing activities	(65,149)	(36,769)

Cash flows from financing activities:
Proceeds under loan agreements	113,041	70,500
Payments under loan agreements	(86,866)	(128,714)
Repurchase of common stock	(43)	(77,917)
Payment of deferred financing cost	—	(11,740)
Proceeds from issuance of bonds	—	260,000
Redemption of bonds	—	(135,000)
Redemption of series A preferred stock	—	(13,769)
Proceeds from issuance of common stock, net of offering costs	642	56,273
Other	(397)	—
Change in book overdraft	800	1,179

Net cash provided by financing activities	27,177	20,812

Net change in cash and cash equivalents	$—	$—

Supplemental cash flow information:
Interest paid	$29,812	$18,841

Income taxes paid	$(98)	$348

Movable medical equipment purchases in accounts payable	$3,808	$10,503

Movable medical equipment additions	$41,344	$39,130

Additional information

Net cash provided by operating activities	$37,972	$15,957
Changes in operating assets and liabilities	369	7,454
Other non-cash expenses	(1,580)	(7,405)
Current income taxes	1,188	275
Interest expense	30,509	20,244

EBITDA	$68,458	$36,525

Board Fees	727	351
Financing and Reorganization Charges	0	27,658

	$69,185	$64,534